Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 9, 2005 (the “Effective Date”), by and between InnerWorkings, LLC, a Delaware limited liability company (the “Company”), and Eric Belcher (“Manager”).

1. Employment; Position and Duties. The Company agrees to employ Manager, and Manager agrees to be employed by the Company, upon the terms and conditions of this Agreement. Manager shall be employed by the Company as the Company’s Executive Vice President of Operations reporting to the Chief Executive Officer and/or other Executives that are duly appointed from time to time. In this capacity, Manager agrees to devote his full time, energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner. Manager’s duties shall include all those duties customarily performed by the Executive Vice President of Operations, as well as those additional duties commensurate with his position as Executive Vice President of Operations that may be reasonably assigned by the Chief Executive Officer or the Company. Manager shall comply with any policies and procedures established for Company employees, including without limitation, those policies and procedures contained in the Company’s employee handbook previously delivered to Manager.

2. Term of Employment. This Agreement shall become effective upon the Effective Date. The term of this Agreement shall commence on June 20, 2005 and shall expire on June 15th, 2008, unless earlier terminated by either party, in accordance with the terms of this Agreement and/or the following sentence. This Agreement may be terminated by Manager or by the Company’s Chief Executive Officer, Board of Managers and/or Directors, or through a majority vote of the holders of the Company’s Series B Membership Units, at any time, with or without Cause (as defined below). Upon the termination of Manager’s employment with the Company for any reason, neither party shall have any further obligation or liability under this Agreement to the other party, except as set forth in Sections 5, 6, 7, 8, 9, 10 and 11 of this Agreement.

3. Compensation. Manager shall be compensated by the Company for his services as follows:

(a) Base Salary. During the term of this Agreement, Manager shall be paid a base salary (“Base Salary”) of $14,583.33 per month (or $175,000.00 on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Manager’s salary shall be reviewed on an annual basis by the Company for possible increase (but not decrease) based on the Company’s operating results and financial condition, salaries paid to other Company executives, and general marketplace and other applicable considerations. Such increased Base Salary, if any, shall then constitute Manager’s “Base Salary” for purposes of this Agreement.

(b) Benefits. During the term of this Agreement, Manager shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s executive and employee benefit plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions. In addition, Manager shall be entitled to the benefits afforded to other members of senior management under the Company’s vacation, holiday and business expense reimbursement policies.

(c) Bonuses.

(i) Performance Bonus. In addition to the Base Salary, Manager shall be eligible to receive an annual performance bonus (“Performance Bonus”) of up to 30% of his Base Salary. The Performance Bonus shall be a discretionary bonus, determined in the sole discretion of the Company, based upon Manager’s performance of his duties and the Company’s financial performance, as well certain performance targets that are approved by the Managers and/or Directors of the Company. The Performance Bonus shall be paid within 45 days following the end of each fiscal year of the Company.

(d) Expenses. In addition to reimbursement for business expenses incurred by Manager in the normal and ordinary course of his employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, the Company shall reimburse Manager for the full amount of his insurance costs should he elect to participate in the Company’s insurance program(s).

4. Unit Options.

(a) Within thirty days following the execution of this Agreement and Manager’s commencement of work in accordance thereof, Manager shall be granted one or more options to purchase an aggregate of 50,000 A Common Non-Voting Units of the Company (the “Options”) at a purchase price of $.50 per Unit. In addition, within 180 days following the execution of this Agreement and Manager’s commencement of work in accordance thereof, Manager shall be granted one or more options to purchase an aggregate of 25,000 A Common Non-Voting Units of the Company (the “Options”) at a purchase price of $.50 per Unit. The Units acquired upon exercise of the Options shall be subject to (i) a right of repurchase as defined in the LLC Agreement and/or the 2004 Unit Option Plan and (ii) a right of first refusal which shall terminate upon the completion of the Company’s initial Public Offering (as defined below). In the event that Manager’s employment with the Company is terminated, Manager shall have ninety (90) days following such termination to exercise any vested Options; provided, however, that in the case of termination due to death or disability, such period to exercise shall be six (6) months.

(b) In addition to 4(a) above, Manager shall be entitled to receive an additional seventy five thousand (75,000) A Common Non-Voting Units of the Company (the “Second Options”), at a strike price of the lesser of either $1.00 per Unit or the Fair Market Option Value of the company as determined by the Company Auditors, at the one (1) year calendar anniversary following the commencement of Manager’s employment with the Company or at the time upon which the options are issued or vest. The Second Options shall vest as follows: 25,000 Units on June 15th, 2006 (which options shall be immediately exercisable); and an additional 25,000 Units on June 15th, 2007, and an additional 25,000 Units on June 15th, 2008.

(c) In addition to 4 (a) and (b) above, Manager shall be eligible to earn an additional one hundred thousand (100,000) A Common Non-Voting Units of the Company (the “Third Options”), during Managers employment with the Company, according to the following formula: For every six hundred thousand dollars ($600,000) of post-commission Gross Margin of the Company, Manager shall earn ten thousand (10,000) Options, at a strike price of the lesser of either $1.00 per Unit or the Fair Market Option Value of the company as determined by the Company Auditors. Such Third Options shall be immediately vested upon issuance.

( d) Except as provided herein, such Options, Second Options, and Third Options shall be subject to the terms of the Company’s 2004 Unit Option Plan and the option agreements provided to Manager pursuant to the plan, and Manager’s receipt of the Options shall be subject to his executing such option agreement. A copy of each of the 2004 Unit Option Plan and such option agreement are attached hereto as Exhibit A and Exhibit B, respectively. The number of Units and option price per Unit set forth in this Section 4 shall be adjusted to reflect any Unit splits or Unit dividends after the Effective Date.

(e) In addition, and at the sole discretion of the Company, Manager may be eligible for additional Stock Options grants starting in 2007, based upon his performance and the state of the Company at that time.

5. Benefits Upon Termination.

(a) Termination for Cause or Termination for Other than Good Reason. In the event of the termination of Manager’s employment by the Company for Cause (as defined below), the termination of Manager’s employment by reason of his death or disability, or the termination of Manager’s employment by Manager for any reason other than Good Reason (as defined below), Manager shall be entitled to no further compensation or benefits from the Company other than those earned under Sections 4(a), 4(b), and 4(c) through the date of termination, or in the case of any Options, vested through the date of termination. Any unvested portion of the Options shall thereupon terminate immediately.

For purposes of this Agreement, a termination for “Cause” occurs if Manager’s employment is terminated by the Company for any of the following reasons:

(i) his failure to perform reasonably assigned duties as Executive Vice President of Operations of the Company after written notice of such failure and a reasonable opportunity to remedy such failure,

(ii) theft, dishonesty, or falsification of any employment or Company records by Manager;

(iii) the determination by the Company that Manager has committed an act or acts constituting a felony or any act involving moral turpitude;

(iv) the determination by the Company that Manager has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

(v) the material breach by Manager of any provision of this Agreement after written notice of such breach and a reasonable opportunity to cure such breach;

For purposes of this Agreement, a termination for “Good Reason” occurs if Manager terminates his employment for any of the following reasons:

(i) the Company materially reduces Manager’s duties or responsibilities below what is customary for a Executive Vice President of Operations of a business that is similar to Company without Manager’s consent;

(ii) the Company requires Manager to relocate his office more than 100 miles from the current office of the Company without his consent; or

(iii) the Company has breached the terms of this Agreement and such breach continues for more than thirty (30) days after notice from Manager to the Company specifying the action which constitutes the breach and demanding its discontinuance.

(b) Termination Without Cause or Termination for Good Reason. The Company is free to terminate this Agreement, and Manager’s employment with Company, at any time, for any reason, in its absolute sole discretion. If Manager’s employment is terminated by the Company for any reason other than for Cause or by reason of his death or disability, or if Manager’s employment is terminated by Manager for Good Reason, Manager shall only be entitled to:

(i) receive continued payment of his Base Salary, less applicable withholding, in accordance with the Company’s normal payroll procedures, for twelve (12) months following the termination of Manager’s employment;

Notwithstanding anything to the contrary herein, no payments shall be due under this Section 5(b) unless and until Manager shall have executed a general release and waiver of claims against the Company, consistent with Section 8 below, and in a form reasonably satisfactory to the Company, and the execution of such general release and waiver shall be a condition to Manager’s rights under this Section 5(b).

6. Change of Control. If, during the three (3) months prior to the public announcement of a proposed Change of Control, or twelve (12) months following a Change of Control, Manager’s employment is terminated by the Company for any reason other than Cause, or terminated by Manager for Good Reason, Manager shall be entitled to, in addition to the compensation and benefits outlined under Section 5(b) above, immediate vesting of the next two (2) full year’s Options as if Manager’s employment had continued for a period of two years following the termination. For purposes of this Agreement, a “Change of Control” shall have the same meaning as the term “Change of Control” set forth in the Company’s 21”04 Unit Option Plan. In the event that this provision is triggered within the first twelve months of Manager’s employment with the Company, Manager shall be entitled to the full acceleration of the Options listed in Section 4C above.

7. Employee Inventions and Proprietary Rights Assignment Agreement. Manager agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement as executed by Manager and attached hereto as Exhibit C.

8. Covenants Not to Compete or Solicit. During Manager’s employment and for a period of two (2) years following the termination of Manager’s employment for any reason, Manager shall not, anywhere in the Geographic Area (as defined below), other than on behalf of Company or with the prior written consent of Company, directly or indirectly:

(a) perform services for (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);

(b) induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of Company to cease doing business with Company, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor or business relation of Company or solicit the business of any customer or potential customer of Company, whether or not Manager had personal contact with such entity; and

(c) solicit, encourage, hire or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or Independent Contractor of Company or any subsidiary of Company to terminate his or his employment or relationship with Company or any subsidiary of the Company, other than in the discharge of his duties as an officer of the Company.

For the purpose of this Agreement, the term “competing business purpose” shall mean the sale or provision of any printed materials, items, or other products that are competitive with in any manner the products sold or offered by the Company during the term of this Agreement. The term “Geographic Area” shall mean the United States of America.

The covenants contained in this Section 8 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding Sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 8 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

9. Equitable Remedies. Manager acknowledges and agrees that the agreements and covenants set forth in Sections 7 and 8 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Manager breaches any of the terms of said covenants, and that in the event of Manager’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Manager accordingly agrees that, in the event of any actual or threatened breach by Manager of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 9 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

10. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Manager and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Manager acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

11. Governing Law. This Agreement has been executed in the State of Illinois, and Manager and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.

12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding Units, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. In view of the personal nature of the services to be performed under this Agreement by Manager, she shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

13. Entire Agreement. This Agreement, including its attached Exhibits, constitutes the entire employment agreement between Manager and the Company regarding the terms and conditions of his employment, with the exception of (i) those provisions of the Company’s 2004 Unit Option Plan incorporated by reference pursuant to Section 4. This Agreement (including the documents described in clauses (i) of this Section 13) supersedes all prior negotiations, representations or agreements between Manager and the Company, whether written or oral, concerning Manager’s employment.

14. No Conflict. Manager represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Manager is a party or by which Manager is bound, including without limitation, any noncompetition or confidentiality agreement previously entered into by Manager.

15. Validity. Except as otherwise provided in Section 8, above, if anyone or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

16. Modification. This Agreement may not be modified or amended except by a written agreement signed by Manager and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Date:	6/10/05	By:	/s/ Eric Belcher
		Name:	Eric Belcher
		Its:	Executive Vice President of Operations

Date:	6/10/05		/s/ Steven E. Zuccarini
Manager

EXHIBITS TO EMPLOYMENT AGREEMENT

Exhibit A—2004 Unit Option Plan

Exhibit B—Option Agreement dated as of November 15, 2004

Exhibit C—Employee Inventions and Proprietary Rights Assignment Agreement

10/1/05

Amendment II

The following is an Amendment to Eric Belcher’s Employee Agreement dated June, 2005 and Amendment dated September, 2005. This Amendment shall replace Section 3 of the original Agreement titled, “Compensation”, and Section 4 of the original and September Amendment, titled “Unit Options”.

3. Compensation.

Manager shall be compensated by the Company for his services as follows:

(a) Base Salary. Effective February 1, 2006, and during the term of this Agreement, Manager shall be paid a base salary (“Base Salary”) of $18,750 per month (or $225,000 on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Manager’s salary shall be reviewed on an annual basis by the Company for possible increase (but not decrease) based on the Company’s operating results and financial condition, salaries paid to other Company executives, and general marketplace and other applicable considerations. Such increased Base Salary, if any, shall then constitute Manager’s “Base Salary” for purposes of this Agreement.

(b) Benefits. During the term of this Agreement, Manager shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s executive and employee benefit plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions. In addition, Manager shall be entitled to the benefits afforded to other members of senior management under the Company’s vacation, holiday and business expense reimbursement policies.

(c) Bonuses. In addition to the Base Salary, Manager shall be eligible to receive an annual performance bonus (“Performance Bonus”) of up to 55% of his Base Salary. The Performance Bonus shall be a discretionary bonus, determined in the sole discretion of the Company, based upon Manager’s contributions to the company in the following categories:

•	Operations, including hiring a key manager and increasing the efficiency and capabilities of the group

•	Sales, including landing new accounts, playing a key support roles on major sales campaigns, and helping IW’s business through relationship management with key executives, i.e. Harry Vinson

•	M&A, including due diligence activities and playing a central role in landing and integrating targets

•	Recruiting new talent, especially in operations but also in sales or other key roles

Bonus, if for the calendar year to be paid out within 45 days following the calendar year end, with the exception of 2006, in which 20% will be paid out within 45 days following June 30th, 2006, and remaining 80% paid out within 45 days following the calendar year end.

(d) Expenses. In addition to reimbursement for business expenses incurred by Manager in the normal and ordinary course of his employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, the Company shall reimburse Manager for the full amount of his insurance costs should he elect to participate in the Company’s insurance program(s). In addition, Manager shall be reimbursed $600/month for automobile expenses.

4. Unit Options

(a) On July 20th, 2005, Manager shall be granted 105,000 A Common Non-Voting Units of the Company at a strike price of $1.00 per unit. Such Options shall be immediately vested upon issuance.

(b) In addition to 4(a) above, on September 22nd, 2005, Manager shall be granted 120,000 A Common Non-Voting Units of the Company at a strike price of the lesser of either $1.50 per Unit or the Fair Market Option Value of the company at the time of the grant. The Second Options shall vest as follows: 40,000 Units on June 20th, 2006; 40,000 units on June 20th, 2007; and an additional 40,000 Units on June 20th, 2008.

(c) In the event of a change of control, the 40,000 Second Options vesting on June 20th, 2006, shall vest 30 days after the closing date or according to their regular schedule, whichever is earlier.

(d) In addition to 4(a) and (b) above, on October 1st, 2005, Manager shall be granted 100,000 A Common Non-Voting Units of the Company at a strike price of $1.00 per Unit. These Third Options shall vest as follows: 50,000 Units on October 1st, 2006 and an additional 50,000 Units on June 20th, 2007.

(e) Except as provided herein, such Options, Second Options, and Third Options shall be subject to the terms of the Company’s 2004 Unit Option Plan and the option agreements provided to Manager pursuant to the plan, and Manager’s receipt of the Options shall be subject to his executing such option agreement. A copy of each of the 2004 Unit Option Plan and such option agreement are attached hereto as Exhibit A and Exhibit B, respectively. The number of Units and option price per Unit set forth in this Section 4 shall be adjusted to reflect any Unit splits or Unit dividends after the Effective Date.

(t) In addition, and at the sole discretion of the Company, Manager may be eligible, in the sole discretion of the Company, for additional Stock Options grants starting 6/20/2006, based upon his performance and the state of the Company at that time.

InnerWorkings		Eric Belcher

Name

Nicholas J. Galassi		/s/ Eric Belcher	Date 10/1/05

Signature

/s/ Nick Galassi	Date 10/8/05